Exhibit 10.3
Separation Agreement and General Release
This Separation Agreement and General Release (the “Agreement”) is by and between James G. Hall (“Executive”) and Lifecore Biomedical, Inc. (the “Company”) effective as of the Effective Date (as defined in Section 4 below). In consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.Separation Date, Accrued Amounts and Separation Benefits. Executive’s employment with Lifecore Biomedical, Inc. (the “Company”) will end effective __________, 2024 (the “Separation Date”). Executive acknowledges that the Company has paid Executive in a single lump-sum payment on the Separation Date any earned, but unpaid, base salary and accrued, but unused paid vacation to which Executive is entitled through the Separation Date (collectively the “Accrued Amounts”). If Executive signs this Agreement no earlier than the Separation Date and no later than the 22nd day after Executive receives it (the “Offer Period”), the Company shall provide Executive with the separation benefits described in Sections 1(a) through (d) below (collectively, the “Separation Benefits”) provided this Agreement becomes effective and enforceable. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
(a)Severance Payment. The Company shall pay Executive the amount of $750,000, which represents the sum of (i) twelve (12) months’ of Executive’s current base salary plus (ii) 50% of Executive’s target incentive compensation under the annual incentive plan approved by the Board of Directors of the Company for fiscal year 2024 (the “2024 Annual Incentive Plan”). The foregoing severance amount will be paid in equal installments on the Company’s regularly scheduled payroll dates over twelve (12) months, with the first payment, which shall be retroactive to the day immediately following the Separation Date, being due and payable on the Company’s next regular payday for executives that follows the Effective Date. No payment shall be made or begin before the Effective Date of this Agreement.
(b)2024 Annual Incentive Plan. The Company shall pay Executive the annual incentive award to which Executive is entitled, if any, under the 2024 Annual Incentive Plan, based on actual performance (disregarding any requirement that Executive be employed through the end of the determination period or on the date the payment is made and without reduction for any other Separation Benefit), and pro-rated on a per diem basis through the Separation Date, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the 2024 Annual Incentive Plan (but no later than March 15, 2025).
(c)Equity. All stock options granted to Executive and outstanding on the Separation Date will vest and become exercisable in full, as of the Separation Date but subject to the effectiveness of this Agreement. All restricted stock units granted to Executive and outstanding on the Separation Date will vest and be settled into common stock of the Company as of the Separation Date but subject to the effectiveness of this Agreement. Under separate cover Executive has been provided with a statement of Executive’s outstanding stock options and restricted stock units. Executive understands and agrees that all vested options must be exercised within six (6) months following the Separation Date in accordance with the applicable stock incentive plan and related stock option agreements. Executive is aware that IRS regulations require that any Incentive Stock Options (ISO) not exercised within 90 days following the Separation Date will become Nonqualified Stock Options for taxing and reporting purposes.
(d)COBRA. During the period commencing on the Separation Date and ending on the earlier of (i) the 12-month anniversary of the Separation Date and (ii) the date on which Executive becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility Executive hereby agrees to give prompt notice to the Company)

(in any case, the “COBRA Period”), the Company will directly pay or, at its election, reimburse Executive, with respect to each month during the COBRA Period, the monthly premium for continued healthcare coverage for Executive (including Executive’s spouse and any eligible dependents) that is no more favorable than the coverage under the Company’s group health plans as of immediately prior to the Separation Date; provided, that in no event shall such amount exceed the cost actually paid by Executive for such continued healthcare coverage. Notwithstanding the foregoing, if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, each remaining premium payment under this Section 1(d) shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).  To be eligible for this benefit, Executive shall be required to make a valid and timely election to continue healthcare coverage under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended and the regulations thereunder (i.e., by electing COBRA). In addition, Executive shall be required to provide complete and accurate documentation evidencing Executive’s actual premium payments for continued healthcare coverage in order to receive reimbursement from the Company pursuant to this Section 1(d).
(e)Resignations. Effective as of the Separation Date, Executive hereby resigns from the positions of (a) President and Chief Executive Officer of the Company, (b) a director of the Company, (c) a member of any committee of the Board of Directors of the Company, and (d) each and every position Executive holds as an officer, employee, representative, board member, committee member, or otherwise with the Company or any affiliate of the Company. Executive shall execute resignation letters or other documents reasonably requested by the Company to memorialize the foregoing.
2.General Release and Waiver of Claims. In exchange for the consideration provided by the Company in this Agreement, Executive and Executive’s heirs, executors, representatives, administrators, agents, and assigns (collectively the “Releasing Parties”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company and the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective present and past agents, officers, directors, owners, employees, insurers, and attorneys, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses of any kind whatsoever, whether known or unknown (collectively, “Claims”), that the Releasing Parties may have or have ever had against the Released Parties, or any of them, from the beginning of time up to and including the date of Executive’s execution of this Agreement, including, but not limited to:
(a)any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Genetic Information Nondiscrimination Act (GINA), the Minnesota Human Rights Act (MHRA), the Minnesota Whistleblower Act (MWA), other claims allowed under Minnesota Statute Chapter 181, the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; for the avoidance of doubt, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
(b)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, paid leave, vacation, sick pay, or severance;
(c)any and all claims arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, or any other harm, wrongful or retaliatory discharge, fraud, defamation, and negligent or intentional infliction of emotional distress; and
(d)any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees and costs, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.
This general release and waiver of claims excludes, and Executive does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (EEOC), Minnesota Department of Human Rights, the California Civil Rights Department, or other similar federal or state administrative agencies, although Executive waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, (iii) any right to file an unfair labor practice charge under the National Labor Relations Act (NLRA); (iv) indemnification rights Executive has against the Company under agreement or applicable law; and (v) Executive’s rights under this Agreement. Notwithstanding anything herein or in the Prior Agreements to the contrary, Executive is not limited in any way from (a) reporting possible violations of federal laws or regulations to the Securities and Exchange Commission (“SEC”) or other governmental agencies, or making other disclosures protected under the whistleblower provisions of federal laws or regulations or (b) receiving an award for information provided to the SEC or such other governmental agencies.
3.Section 1542 Waiver. Executive understands and agree that the claims released in Section 2 above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 2. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under any other state or federal statute or common law principle limiting the scope of a general release, including but not limited to the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:`
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4.Executive’s Acknowledgement and Revocation/Rescission Rights. Executive understands that Executive has seven (7) calendar days from the date of signing this Agreement to revoke his release of claims under the Age Discrimination in Employment Act (ADEA), and fifteen (15) calendar days from the date of signing this Agreement to rescind his release of claims under the Minnesota Human Rights Act (MHRA). To be effective, the revocation or rescission must be in writing and delivered to directed to the Chair of the Board of Directors, 3515 Lyman Blvd., Chaska, Minnesota 55318, by hand or mail within the respective 7-day or 15-day time period. If delivered by mail, the rescission/revocation must be postmarked within the required period, properly addressed to the Chairman of the Board, and sent by certified U.S. mail, return receipt requested. Executive understand that if he revokes or rescinds any portion of this Agreement, this Agreement (other than the resignations set forth in Section 1(e) above) shall have no force or effect. This Agreement will be effective upon the expiration of both the 7-day revocation period and the 15-day rescission period if not revoked or rescinded (the “Effective Date”). By signing this Agreement, Executive hereby acknowledges and confirms that:
(a)Executive has read this Agreement in its entirety and understands all of its terms.
(b)The Company has advised Executive in writing to consult with an attorney, and Executive has consulted with his attorney before signing this Agreement.
(c)Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it.
(d)Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled.
(e)Executive was given at least twenty-one (21) calendar days to consider the terms of this Agreement. If Executive signs this Agreement before 21 calendar days have elapsed, he voluntarily waives the remainder of the 21-day review period, and any subsequent changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
(f)Executive understands that the release in this paragraph does not apply to any rights and claims that may arise after the date on which Executive signs this Agreement.
5.Representations and Warranties. By signing below, Executive represents and warrants as follows:
(a)There are no pending complaints, charges or lawsuits filed by Executive against any of the Released Parties. If any local, state, or federal agency or court assumes jurisdiction of any complaint or charge against the Company on Executive’s behalf, Executive is not entitled to any further payment from the Company of any nature (including attorneys’ fees and costs incurred).
(b)Executive is the sole and lawful owner of all rights, title and interest in and to all matters released under Section 2, above, and Executive has not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.
(c)Executive has been properly paid for all hours worked for the Company, that all salary, wages, commissions, bonuses, and other compensation due to Executive have been paid, and that Executive is not owed anything else from the Company other than as provided for in this Agreement.
(d)The Company has reimbursed Executive for all Company-related expenses incurred by Executive in direct consequence of the discharge of Executive’s duties, or of Executive’s obedience to the directions of the Company.
(e)The Company has not denied Executive the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law.
(f)Executive has not suffered or incurred any workplace injury in the course of Executive’s employment with the Company, other than any injury that was made the subject of a written injury report before Executive signed this Agreement.
(g)Executive confirms that the Noncompetition and Nonsolicitation Agreement dated July 10, 2006 and the Employee Agreement dated January 8, 1999 (the “Prior Agreements”) survive the termination of Executive’s employment, and Executive’s execution of this Agreement.
6.Cooperation; Consulting; Insurance. Executive agrees to provide reasonable assistance and cooperation to the Company and its representatives, (without the payment of further consideration) concerning any matter of which Executive is knowledgeable. For the period from the Separation Date until the one year anniversary thereof, Executive agrees to be available, (without the payment of further consideration) upon the Company’s request, to discuss matters relating to the Company’s business operations; provided that (a) Executive shall not be required to devote any more than 10 hours per week for the first six months following the Separation Date, (b) shall not be required to devote any more than 10 hours per month for the second six months following the Separation Date, and (c) if so requested by the Company, Executive shall enter into the Company’s standard form of independent contractor agreement including the terms of this Section 6. Executive further agrees to personally provide the Company and its representatives, reasonable assistance and cooperation (without the payment of further consideration) relating to any pending or future investigation, lawsuit or claim about which Executive is knowledgeable. Executive shall be entitled the rights and benefits of an “Indemnitee” under the Indemnification Agreement between Executive and the Company with an effective date of August 10, 2022 to the same extent as if Executive were serving as an officer of the Company in providing assistance, cooperation, consultation or advice to the Company pursuant to this Section. The Company’s Directors’ and Officers’ insurance coverage shall continue to apply to any claims brought against Executive relating to Executive’s officer or director capacity in accordance with the relevant policy.
7.Return of Documents and Property. Executive has returned all Company property, including all identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, all copies thereof, and any other Company property in Executive’s possession; except that Executive shall be entitled to keep the laptop issued to him, provided that the Company information on such laptop shall be subject to the Prior Agreements.
8.No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Company specifically disclaims and denies any wrongdoing or liability to Executive.
9.Successors and Assigns. The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns.

Executive shall not assign this Agreement in whole or in part. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.
10.Entire Agreement. This Agreement contains all of the understandings and representations between the Company and Executive with respect to its subject matter and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter. Notwithstanding the foregoing sentence, Executive remains bound by the Prior Agreements.
11.Released Parties. Each of the Released Parties is an intended third-party beneficiary of this Agreement having full rights to enforce this Agreement.
12.Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and Employee’s employment with the Company shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding to enforce this Agreement shall be brought only in the state or federal courts located in the State of Minnesota.
13.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Parties. No waiver by any Party of any breach by any other party of any provision of this Agreement shall be deemed a waiver of any other provision, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.
14.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.
15.Interpretation. Captions and headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. This Agreement shall not be construed against either Party as the author or drafter of the Agreement, but shall be deemed to have been drafted by both parties.
16.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original and shall constitute an effective, binding agreement on each of the undersigned, and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement, including by electronic mail in portable document format (.pdf), has the same effect as delivery of an executed original of this Agreement.
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By signing this Agreement, Executive acknowledges that Executive does so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Agreement, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.

COMPANY:

LIFECORE BIOMEDICAL, INC. By: Its: Dated:

EXECUTIVE: James G. Hall Dated: